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                                 ACCOUNTANT'S CONSENT



The Board of Directors
Laser Photonics, Inc.

The audits referred to in our report dated February 18, 1998, except as to Note 13 which is as of April 10, 1998 included the related financial statement schedule for each of the years in the three-year period ended December 31, 1997 included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Prospectus.





/s/ HEIN + ASSOCIATES LLP
-------------------------------
HEIN + ASSOCIATES LLP
Certified Public Accountants

Orange, California
May 29, 1998